Exhibit 99.1

Rogers Corporation Reports All-Time Record Quarterly Sales for the Second Quarter of 2011

ROGERS, Conn.--(BUSINESS WIRE)--August 1, 2011--Rogers Corporation (NYSE:ROG) announced today record quarterly sales for the second quarter of 2011 of $143.7 million and earnings of $0.73 per diluted share, exceeding the Company’s second quarter guidance announced on May 2, 2011 of $134 - $140 million of revenue and earnings of $0.62 - $0.71 per diluted share. This is the second consecutive quarter that the Company has reported record quarterly sales. In the second quarter of 2010 the Company reported revenues of $96.6 million with earnings of $0.52 per diluted share.

Power Electronic Solutions

Curamik Electronic Solutions reported record sales of $34.6 million for the second quarter of 2011. Curamik continues to see very strong demand for its structured ceramic substrates, which are used for IGBT (Insulated Gate Bipolar Transistor) power modules in major markets such as energy efficient motor drives, wind and solar power generation, and hybrid electric vehicle applications. Power Distribution Systems also reported record quarterly sales of $14.0 million for the second quarter of 2011 as compared to $10.1 million in the second quarter 2010, an increase of 38.6%. Power Distribution Systems’ products continue to experience high demand in mass transit applications and wind and solar power inverters.

High Performance Foams

For the second quarter of 2011, High Performance Foams reported record sales of $44.0 million, an increase of 13.1% compared to second quarter 2010 sales of $38.9 million. Sales of high reliability silicone foam products reached a quarterly record driven by strong demand in aircraft, communications infrastructure, solar power, and hybrid electric vehicle applications. Sales of urethane foam products also reached a quarterly record with significant growth in large-screen mobile internet devices and general industrial applications. In addition, High Performance Foams’ unique PORON® XRD™ shock-absorbing materials continue to win new adoptions in sports and impact apparel.

Printed Circuit Materials

Sales of Printed Circuit Materials totaled $43.4 million for the second quarter 2011, an increase of 29.2% from the $33.6 million reported in the second quarter of 2010. The increase was fueled by robust demand in the wireless infrastructure market, primarily due to the global expansion of 3G and 4G systems. Radar applications for both high reliability and automotive remained strong. Sales and design activity for new programs in wireless antennas continued at a brisk pace. The Company’s high speed digital Theta® products have completed qualification by a major OEM and have now been released to new program designers.

Joint Ventures

Rogers’ 50% owned High Performance Foams joint ventures had quarterly sales totaling $16.8 million compared to the $16.4 million sold in the second quarter of 2010. The relatively flat joint venture sales this quarter compared to the year ago quarter were due to strong sales into office equipment and general industrial markets offset by weakness in gaming console devices, LCD TV’s, and in the Japanese market in general.

Operational Highlights

Rogers’ balance sheet ended the second quarter of 2011 with cash and short term investments of $75.4 million and auction rate securities of $33.6 million at par value. Capital expenditures were approximately $3.9 million for the second quarter 2011 and are expected to total approximately $35 million for the year. This is an increase from the $25 million estimate reported last quarter as additional capital now is required to address the recent confirmations of accelerated demand for Printed Circuit Material products in the wired and wireless infrastructure markets, as well as the demand for certain products in the Company’s other businesses.

As previously announced on July 13, 2011, the Company amended its credit agreements to increase its total borrowing capacity from $165 million to $265 million through the addition of a $100 million term loan. When the amendment was finalized it also increased the Company’s available borrowing capacity from $30 million to $130 million, providing greater flexibility to fund any future strategic endeavors the Company may undertake. This amended credit facility now matures on July 13, 2016 instead of November 23, 2014. During the quarter, the Company paid $10 million on its existing long term debt and ended the quarter with an outstanding balance of $135 million.

In the second quarter, the Company reported a gross margin of 33.5%, which was in line with expectations and an improvement sequentially from the first quarter of 2011.

The Company’s second quarter effective tax rate was 22%. The Company believes its annual effective tax rate will be approximately 24% for 2011.

Robert D. Wachob, Rogers’ President and CEO commented; “Record sales and earnings, which exceeded our guidance, were just two of our many accomplishments in the second quarter of 2011. Additionally, the Curamik acquisition continues to exceed our expectations and our new Printed Circuit Materials facility in Suzhou, China began small scale production in June. During June we also announced that we had entered into an agreement with Himag Solutions Ltd., a private UK based advanced planar transformer technology company that provides custom planar magnetic products. This arrangement increases our opportunity in Clean Technology as both hybrid and pure electric vehicles could utilize these types of transformers for applications in both the vehicle as well as the fast charging station. Additionally, we are negotiating two long-term contracts with major base station suppliers for supply of our printed circuit materials, which could potentially result in significant sales increases. To address this expected increase we are planning to again add capacity for these products. Lastly, within the growth of the internet megatrend area, our Theta high speed digital laminate material was released ahead of plan to the design groups of a major enterprise router, server, and switch manufacturer. All of these positive events signal that our markets are continuing to expand and therefore, my current expectation for the third quarter of 2011 is for sales of between $144-$149 million, with earnings of $0.75-$0.81 per diluted share.”

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global technology leader in specialty materials and components that enable high performance and reliability of consumer electronics, power electronics, mass transit, clean technology, and telecommunications infrastructure. With more than 179 years of materials science and process engineering knowledge, Rogers provides product designers with solutions to their most demanding challenges. Rogers’ products include advanced circuit materials for wireless infrastructure, power amplifiers, radar systems, high speed digital; power electronics for high-voltage rail traction, hybrid electric vehicles, wind and solar power conversion; and high performance foams for sealing and energy management in smartphones, aircraft and rail interiors, automobiles and apparel; and other advanced materials for diverse markets including defense and consumer products. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, Belgium, China, Germany, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

Statements in this news release, including but not limited to projections of financial results and planned operational enhancements that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and risks. These uncertainties and risks include, but are not limited to, changing business, economic, and political conditions both in the United States and in other countries, market demand and pricing, the possibility that anticipated benefits of acquisitions may not materialize as expected, competitive and cost factors, unanticipated delays or problems in completing our planned operational enhancements to various facilities, rapid technological change, new product introductions, legal proceedings, and the like. Forward looking statements in this press release should be evaluated together with these as well as the other uncertainties and risks that affect Rogers Corporation’s business, particularly those discussed in its most recent Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of August 1, 2011 and Rogers undertakes no duty to update this information unless required by law.

Additional Information and August 2, 2011 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: http://www.rogerscorp.com

A conference call to discuss second quarter results will be held on Tuesday, August 2, 2011 at 9:00AM (Eastern Time).

The Rogers participants in the conference call will be:

Robert D. Wachob, President and CEO
Dennis M. Loughran, Vice President Finance and CFO
Debra J. Granger, Vice President Corporate Compliance and Controls
Robert M. Soffer, Vice President and Secretary
Ronald J. Pelletier, Corporate Controller and Principal Accounting Officer
William J. Tryon, Manager of Investor and Public Relations

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-855-859-2056 in the United States and 1-404-537-3406 internationally through 11:59PM (Eastern Time), Tuesday, August 9, 2011. The passcode for the audio replay is 85561828.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com/ir. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Net sales	$143,685	$96,608	$279,744	$180,545
Cost of sales	95,495	59,273	189,442	112,951
Gross margin	48,190	37,335	90,302	67,594

Selling and administrative expenses	26,837	23,709	51,336	44,683
Research and development expenses	6,175	5,879	12,196	9,422
Operating income	15,178	7,747	26,770	13,489

Equity income in unconsolidated joint ventures	1,323	1,757	2,751	3,975
Other income, net	280	1,055	1,629	1,864
Net realized gain (loss)	29	(120)	32	(172)
Interest income (expense), net	(1,265)	(3)	(2,843)	103
Income before income taxes	15,545	10,436	28,339	19,259

Income tax expense	3,417	2,123	6,776	4,092
Net income	$12,128	$8,313	$21,563	$15,167

Net income per share:
Basic	$0.76	$0.53	$1.35	$0.96
Diluted	$0.73	$0.52	$1.30	$0.95

Shares used in computing:
Basic	15,944,483	15,785,656	15,918,979	15,777,176
Diluted	16,678,377	15,985,195	16,603,543	15,940,857

Condensed Consolidated Statements of Financial Position (Unaudited)
(IN THOUSANDS)	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$71,647	$80,135
Short term investments	3,704	186
Accounts receivable, net	89,242	61,995
Accounts receivable from joint ventures	2,254	1,338
Accounts receivable, other	3,159	3,773
Taxes receivable	247	1,706
Inventories	71,517	47,574
Prepaid income taxes	3,580	1,938
Deferred income taxes	1,485	1,492
Asbestos-related insurance receivables	8,563	8,563
Assets held for sale	2,548	5,841
Other current assets	10,158	7,042
Total current assets	268,104	221,583

Property, plant and equipment, net	155,080	120,087
Investments in unconsolidated joint ventures	25,664	25,452
Deferred income taxes	15,168	17,120
Goodwill and other intangibles	185,068	35,984
Asbestos-related insurance receivables	20,733	20,733
Long term marketable securities	26,773	33,592
Investments, other	5,000	5,000
Other long term assets	7,905	5,323
Total assets	$709,495	$484,874

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$22,423	$16,296
Accrued employee benefits and compensation	26,009	26,692
Accrued income taxes payable	4,371	1,528
Current portion of lease obligation	1,786	-
Asbestos related liabilities	8,563	8,563
Other current liabilities	13,625	12,362
Total current liabilities	76,777	65,441

Long term debt	135,000	-
Long term lease obligation	9,046	-
Pension liability	31,980	31,980
Retiree health care and life insurance benefits	8,144	8,144
Asbestos related liabilities	21,159	21,159
Non-current income tax	18,610	15,339
Deferred income taxes	24,857	8,745
Other long term liabilities	597	3,534
Shareholders’ equity	383,325	330,532
Total liabilities and shareholders’ equity	$709,495	$484,874

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
FAX: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorp.com